Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP

1345 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10105

TELEPHONE: (212) 370-1300

FACSIMILE: (212) 370-7889

www.egsllp.com

May 18, 2016

VIA EDGAR

Inventergy Global, Inc.

900 E. Hamilton Avenue #180

Campbell, CA 95008

Ladies and Gentlemen:

We have acted as counsel to Inventergy Global, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of 648,000 shares of common stock of the Company, par value $0.001 per share (the “Shares”) and warrants to purchase 648,000 shares of Common Stock (the “Warrants, and together with the Shares, the “Securities”). The Securities are being sold pursuant to a securities purchase agreement dated May 16, 2016 by and between the Company and the purchasers thereto (the “Agreement”). The Securities are being offered for sale pursuant to the Company’s registration statement on Form S-3 (File No. 333-199647) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and the prospectus, dated November 10, 2014 (the “Prospectus”) and the Prospectus Supplement filed pursuant to Rule 424(b) under the Securities Act, dated May 16, 2016 (the “Prospectus Supplement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related Prospectus and Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photocopied), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified copies or photocopied.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable, (ii)  provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold as described in the Prospectus Supplement and the Registration Statement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and (iii) the Warrant Shares, when issued and sold against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under “Legal Matters” in the Prospectus Supplement.  In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ ELLENOFF GROSSMAN & SCHOLE LLP
ELLENOFF GROSSMAN & SCHOLE LLP